                                    Exhibit 10.34
Rapid7, Inc.
Performance-based Restricted Stock Unit Grant Notice
(2015 Equity Incentive Plan)
Rapid7, Inc. (the “Company”), pursuant to Section 6(c) of the Company’s 2015 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance-based Restricted Stock Unit (“Performance Stock Units” or “PSUs”) Award for the target number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “PSU Grant Notice”) and in the Plan and the PSU Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant
ID
Date of Grant
Vesting Commencement Date
Grant Number
Target Number of PSUs
Performance Conditions
Except as otherwise provided in the Award Agreement, vesting will be subject to your Continuous Service and PSUs will be earned based on achievement of certain performance goals set forth on Exhibit A of the Award Agreement (collectively, the “Performance Conditions”), as determined by the Committee at the end of the Performance Period (as set forth on Exhibit A of the Award Agreement).

Date of Grant Fair Market Value per Share
Date of Grant Total Fair Market Value of Award

Performance Conditions and Service Vesting Schedule:

    The PSUs shall be earned at a range of 0% to 200% of the target number of shares of the Company’s Common Stock underlying the Award based on the achievement of performance against the Performance Conditions, as determined by the Committee in accordance with the Plan and pursuant to the scoring and methodology set forth on Exhibit A of the Award Agreement. The earned PSUs, if any, shall vest over a three-year period with 1/3rd of the total number of earned PSUs vesting on each of the first (or if later, the date on which the Committee certifies the level of achievement of Performance Conditions), second and third anniversary of the Vesting Commencement Date, subject to Participant’s Continuous Service as of each such date.

Issuance Schedule:    Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each PSU that is earned and vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgments: Participant acknowledges receipt of, and understands and agrees to, this PSU Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this PSU Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award with the exception, if applicable, of (i) the written employment agreement or offer letter agreement entered into between the Company and Participant (the “Individual Agreement”) specifying the terms that should govern this specific Award, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.
By accepting this Award, Participant acknowledges having received and read the PSU Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Rapid7, Inc.	Participant
By: Corey E. Thomas	Name:
Title: Chief Executive Officer	Date:
Attachments:     Award Agreement and 2015 Equity Incentive Plan

Rapid7, Inc.
2015 Equity Incentive Plan
Performance-based Restricted Stock Unit Award Agreement

Pursuant to the Performance-based Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Performance-based Restricted Stock Unit Award Agreement (the “Agreement”), Rapid7, Inc. (the “Company”) has awarded you (“Participant”) a Performance-based Restricted Stock Unit (“Performance Stock Unit” or “PSU”) Award (the “Award”) pursuant to Section 6(c) of the Company’s 2015 Equity Incentive Plan (the “Plan”) for the target number of PSUs/shares of the Company’s Common Stock indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each PSU that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. The PSUs shall be credited to a separate bookkeeping account maintained by the Company for your benefit (the “Account”). This Award was granted in consideration of your services to the Company.
2.Vesting.
(a)Subject to the limitations contained herein and to the extent the Performance Conditions are satisfied as of the completion of the Performance Period, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that, except as set forth in Section 2(b) below, vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service (other than as provided in Section 2(b) below), the PSUs/shares of Common Stock credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
(b)Change in Control. If a Change in Control occurs prior to the third anniversary of the Vesting Commencement Date, the Performance Period, to the extent not already ended, will end as of the date of such Change in Control and any unvested PSUs will be deemed to be earned at (A) actual performance level (to the extent reasonably determinable by the Committee at the time of such Change in Control) as calculated by the Committee (as in effect immediately prior to the Change in Control) based on the formula set forth on Exhibit A; or (B) if the Committee (as in effect immediately prior to the Change in Control) determines that the actual performance level is not reasonably determinable at the time of such Change in Control, target performance level. Such earned PSUs will continue to vest following the Change in Control in accordance with the original service vesting schedule set forth in the PSU Grant Notice, provided that in the event that a qualifying termination of your Continuous Service by the Company without Cause or by you for Good Reason (each, within the meaning set forth in Section 2(c) below) (a “Qualifying CIC Termination”) occurs during the period commencing three months prior to, and ending 12 months following, a Change in Control, your earned but unvested PSUs will fully vest as of the later of (i) the date of the Change in Control and (ii) date of such Qualifying CIC Termination.  In addition, in the event of a Change in Control, unless provision is made in connection with the Change in Control for assumption or continuation of the PSUs or substitution of the PSUs for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number (taking into account PSUs deemed earned pursuant to this Section 2(b)) and kinds of shares that the Committee (as in effect immediately prior to the Change in Control) determines will preserve the material terms and conditions of the PSUs as in effect immediately prior to the Change in Control (including, without limitation, with respect to the service vesting schedule, the intrinsic value of the PSUs as of the Change in Control and transferability of the shares underlying the PSUs), immediately upon the occurrence of a Change in Control, you will become vested with respect to the earned PSUs (as determined in accordance with this Section 2(b)), effective immediately prior to, but subject to the consummation of such Change in Control. For purposes of this Agreement, following a Change in Control, all references to the “Company” shall mean the ultimate parent of the Company, and all references to the “Board” shall mean the board of directors (or similar governing body) of such ultimate parent.
(c)In the event that you have entered into an Individual Agreement that contains a definition of “Cause” or “Good Reason” (or similar terms), such terms shall have the meanings set forth in such Individual Agreement. In the absence of such an Individual Agreement, (i) “Cause” shall have the meaning ascribed to such term in the Plan and (ii) “Good Reason” shall mean any of the following that occurs without your written consent, provided that you must (i) give written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation (which shall be specified in reasonable detail), (ii) allow the Company at least 30 days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company, effective not later than 90 days after the expiration of the cure period: (A) a material decrease in your base salary, unless such decrease is in connection with a proportional reduction in the salary of all or substantially all of the other executive-management employees of the Company, (B) a material reduction in your job duties, authorities or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties, (C) a relocation of your regular place of work to any location that increases your one-way commute by more than 50 miles of your then-current principal place of employment immediately prior to such relocation, or (D) a material breach by the Company of its obligations under this Agreement, any Individual Agreement or any other similar agreement. Your right to terminate your employment as a result of Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment from the date Good Reason first exists and the date upon which you terminate your employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
3.Number of Shares. The number of PSUs/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional PSUs, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSUs and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Securities Law Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the PSUs are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your PSUs as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested PSUs.
(a)Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
6.Date of Issuance.
(a)The issuance of shares in respect of the PSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Agreement, in the event one or more PSUs vests, the Company shall issue to you one (1) share of Common Stock for each PSU that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.
(c)The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment.
8.Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.
9.Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
10.Award not a Service Contract.

(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. This Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a reorganization.
11.Withholding Obligations.
(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your PSUs, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your PSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes. Except as otherwise permitted by the Plan, the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee.

(b)Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.
(c)In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
12.Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement
13.Parachute Payments.
(a)In the event that you have entered into an Individual Agreement that contains terms relating to Section 280G of the Code, such terms shall govern the Award if Section 280G of the Code becomes applicable to the PSUs. In the absence of such an Individual Agreement, the remainder of this Section 13 shall govern the Award if Section 280G of the Code becomes applicable to the PSUs.
(b)If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(c)Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(d)Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(e)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of this Section 13(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of this Section 13(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
14.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:
    Company:        Rapid7, Inc.
        Attn: Stock Plan Administrator
        120 Causeway Street, Suite 400
            Boston, MA 02114

Participant:    Your address as on file with the Company at the time notice is given

16.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
17.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company, including this Agreement.
19.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
20.Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

21.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
22.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s Insider Trading and Trading Window Policy.
23.Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
24.Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
* * * * *

    This PSU Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the PSU Grant Notice to which it is attached.

Exhibit A
Performance Conditions

Performance Period: Fiscal Year 2024